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EXHIBIT 5.1



500 Newport Center Drive, Suite 700
Newport Beach, CA  92660


949.823.6000
Fax  949.823.6100




File No.:         18902.01



                                  May 14, 2001


Retrac Medical, Inc.
22 South Main Street
New City, New York  10956

Gentlemen:

         As special counsel for Retrac Medical, Inc. (the "Company"), we have examined its Certificate of Incorporation and Bylaws, as amended, and such other corporate records, documents and proceedings, and such questions of law as we have deemed relevant for the purpose of this opinion. We have also, as such counsel, examined the Registration Statement of the Company on Form SB-2, as amended, filed by the Company with the Securities and Exchange Commission covering the registration under the Securities Act of 1933, as amended, of (i) up to 3,125,000 units ("Units"), each Unit consisting of one share of $.01 par value common stock and one warrant to purchase one share of common stock at an exercise price of 110% of the offering price per Unit; (ii) up to 3,125,000 shares of common stock underlying the warrants made part of the Units; (iii) the warrants ("Centex Warrants") issuable to Centex Securities Incorporated; (iv) up to 312,500 Units underlying the Centex Warrants; and (v) up to 312,500 shares of common stock underlying the warrants made part of the Units underlying the Centex Warrants, including the exhibits and form of Prospectus (the "Prospectus") filed therewith, and all amendments thereto (herein collectively called the "Registration Statement").

         Upon the basis of such examination, we are of the opinion that:

         1. The Company is a corporation duly authorized and validly existing in good standing under the laws of the State of Delaware, with all requisite power to conduct the business described in the Registration Statement.

         2. The Company has an authorized capitalization as set forth under the caption "Capitalization" contained in the Prospectus.

         3. The shares of $.01 par value common stock made part of the Units, the warrants made part of the Units, and the Centex Warrants registered thereby have been duly and validly authorized and, subject to the payment therefor pursuant to the terms contemplated in the Prospectus, will be duly and validly issued as fully paid and non-assessable securities of the Company.


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Mr. Mashall Sterman
May 9, 2001
Page 2

         4. The shares of $.01 par value common stock underlying the warrants made part of the Units, the shares of $.01 par value common stock made part of the Units underlying the Centex Warrants, the warrants made part of the Units underlying the Centex Warrants, and the shares of common stock underlying the warrants made part of the Units underlying the Centex Warrants registered thereby have been duly and validly reserved for issuance and, subject to the payment therefor pursuant to the terms contemplated in the Prospectus, will be duly and validly issued as fully paid and non-assessable securities of the Company.

         We hereby consent to the filing of this Opinion as an exhibit to the Registration Statement.

                                            Very truly yours,

                                            /S/ OPPENHEIMER WOLFF & DONNELLY LLP





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